EXHIBIT 99.2

BlueLinx Fourth Quarter and Fiscal Year 2004 Financial Review David Morris, CFO & Treasurer

BlueLinx Holdings Inc. Safe Harbor Statement and Use of Non-GAAP and Pro Forma Information

BlueLinx Holdings Inc. End-Use Market Trends

BlueLinx Holdings Inc. Unit Volume Growth vs. End-Use Market Growth

BlueLinx Holdings Inc. Recent Price Trends Source: Data from Random Lengths Publications, Inc.

BlueLinx Holdings Inc. Pro Forma Quarterly Revenue Review $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation. **Unallocated Allowances and Adjustments consists of cash and competitive discounts, Canadian conversion, carve-out adjustments, service revenue and other miscellaneous items.

BlueLinx Holdings Inc. Pro Forma Quarterly Gross Profit $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation.

BlueLinx Holdings Inc. Pro Forma Quarterly Operating Income $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation.

BlueLinx Holdings Inc. Pro Forma Quarterly Net Income $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation.

BlueLinx Holdings Inc. Pro Forma Full Year Revenue Review $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation. **Unallocated Allowances and Adjustments consists of cash and competitive discounts, Canadian conversion, carve-out adjustments, service revenue and other miscellaneous items.

BlueLinx Holdings Inc. Pro Forma Full Year Gross Profit $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation.

BlueLinx Holdings Inc. Pro Forma Full Year Operating Income $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation.

BlueLinx Holdings Inc. Pro Forma Full Year Net Income $ millions (unaudited) * See pro forma reconciliation and related footnotes on pages 15-24 of this presentation.

BlueLinx Holdings Inc. Unaudited Year End Balance Sheets $ thousands

BlueLinx Holdings Inc. Unaudited Statement of Cash Flows $ thousands

Appendix Pro Forma Reconciliation Slides

BlueLinx Holdings Inc. Pro Forma Q404 Reconciliation $ thousands (unaudited)

BlueLinx Holdings Inc. Pro Forma Q403 Reconciliation $ thousands (unaudited)

BlueLinx Holdings Inc. Pro Forma FY04 Reconciliation $ thousands (unaudited)

BlueLinx Holdings Inc. Pro Forma FY03 Reconciliation $ thousands (unaudited)

BlueLinx Holdings Inc. 2004 Quarterly Pro Forma $ thousands (unaudited)

BlueLinx Holdings Inc. 2003 Quarterly Pro Forma $ thousands (unaudited)

BlueLinx Holdings Inc. Notes to Unaudited Pro Forma Statement of Operations 1.) Reflects the elimination of the last-in first-out ("LIFO") expense / benefit recorded on the division's historical financial statements because of a change to the moving average cost method for inventories purchased from Georgia-Pacific. 2.) Reflects estimated incremental costs incurred or expected to be incurred after the consummation of the acquisition. Such items include property and casualty insurance premiums, health and welfare costs, human resources costs, finance costs, information technology costs, legal costs, non-cash stock compensation costs and other costs. 3.) Reflects the difference between the allocated value of property, plant and equipment and its historical recorded amount. 4.) Reflects the amortization expenses related to the estimated fair value of intangible assets as shown below: Estimated Amortization Fair Value Lives (Dollars in thousands) Customer relationships...................................................... $ 6,988 6 years Internally developed software ............................................. 4,113 3 years Supply agreements .......................................................... 5,329 6 years Total ................................................................ $ 16,430

BlueLinx Holdings Inc. Notes to Unaudited Pro Forma Statement of Operations 5.) Reflects the estimated interest expense associated with the debt issued to consummate the acquisition. The revolving credit facility was assumed to have an average balance of $412, $510, $550 million, and $550 million, for the first, second, third and fourth quarter of fiscal 2004, respectively. The revolving credit facility was assumed to have an average balance of $374, $406, $391 million, and $357 million, for the first, second, third and fourth quarter of fiscal 2003, respectively. The revolving credit facility was assumed to bear interest at 4.89%, the interest rate prevailing at January 1, 2005. The term loan was assumed to have a balance of $100 million and to bear interest at 10%. The old mortgage was assumed to have a balance of $100 million and to bear interest at 10%. The actual interest rate borne by such debt may differ from the rates utilized. In addition, the actual amount of debt will vary and will cause variances in the actual interest expense. The revolving credit facility has a $15,000 monthly servicing fee. Additionally, the revolving credit facility bears a 0.375% unused line fee for any unused portion of the facility. The debt issuance costs related to the revolving credit facility and the term loan were amortized over their respective loan terms of 5 and 5.5 years. 6.) Reflects the income tax provision at our actual effective tax rate for the period from inception (March 8, 2004) to January 1, 2005 of 40.7%. 7.) Reflects preferred stock dividends at 10%.

BlueLinx Holdings Inc. Notes to Unaudited Pro Forma Statement of Operations 8.) We used the net proceeds from the offering and proceeds from our revolving credit facility (i) to repay our operating company's $100 million term loan plus accrued and unpaid interest thereon, (ii) to redeem the remainder of our series A preferred stock, of which $38.5 million in stated amount was outstanding, and pay all accrued and unpaid dividends thereon and (iii) for general corporate purposes. On October 27, 2004, we and our subsidiaries obtained from Column Financial, Inc., a wholly-owned subsidiary of Credit Suisse First Boston LLC, a new mortgage loan in the amount of $165 million. Proceeds from the new mortgage loan obtained by us and our subsidiaries were used to (i) repay our existing $100 million in principal amount of mortgage debt plus $0.4 million in accrued and unpaid interest thereon and (ii) redeem 56,475 shares of our series A preferred stock at an aggregate redemption price of approximately $59.2 million (including all accrued and unpaid dividends thereon). The interest rate on the new mortgage loan is floating, and equal to LIBOR (subject to a 2% floor and a 6% cap) plus 2.25%. As of January 1, 2005, the interest rate on our new mortgage was 4.653%. 9.) Reflects non-recurring charges incurred that directly result from the acquisition. 10.) Pro forma basic and diluted weighted average number of shares of common shares outstanding were estimated as follows: (In thousands) Basic weighted average shares outstanding at January 1, 2005 .............. 29,500 Common shares issued in January 2005............................................. 685 30,185 (1) ____________________ (1) The Company has not included the dilutive effect of outstanding options as these amounts are not considered to be significant.